EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger, dated as of October 29, 1997, pursuant to Sections 252 and 253 of the General Corporation Law of Delaware and Sections 104 through 109 of the Companies Act 1981 of Bermuda (this "Agreement"), is among Intelect Communications Systems Limited, a Bermuda company (the "Company"), Intelect Communications, Inc., a Delaware corporation formed by the Company as a direct and wholly-owned subsidiary of the Company ("Intelect (Delaware)"), and Intelect Merger Co., a Delaware corporation to be formed by Intelect (Delaware) as a direct and wholly-owned subsidiary of Intelect (Delaware) ("Merger Co.").

      WHEREAS, the Boards of Directors of Intelect (Delaware), Merger Co., and the Company each have determined that it is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective shareholders for Merger Co. to merge with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement;

      WHEREAS, the Boards of Directors and shareholders of Intelect (Delaware) and Merger Co. have unanimously approved the Merger upon the terms and subject to the conditions of this Agreement;

      WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined herein) shall qualify as a reorganization within the meaning of
Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

      NOW, THEREFORE, in consideration of the foregoing premises and the undertakings herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
                                   ARTICLE I
                                  THE MERGER

      1.1 THE MERGER; EFFECTIVE DATE OF THE MERGER. Upon the terms and conditions of this Agreement and in accordance with The Companies Act 1981 of Bermuda, as amended (the "Bermuda Act") and the Delaware General Corporation Law (the "DGCL"), Merger Co. shall be merged ("amalgamated" under Bermuda law) with and into the Company at the Effective Date (as hereinafter defined) (the "Merger"). The Merger shall become effective as of the date indicated in a certificate of amalgamation (the "Certificate of Merger"), prepared and executed in accordance with the relevant provisions of the Bermuda Act and the DGCL, that is filed with the Registrar of Companies pursuant to the Bermuda Act and the Delaware Secretary of State (the "Effective Date"). The filing of the Certificate of Merger shall be made upon, or as soon as practicable after, the closing of the Merger (the "Closing").

      1.2   EFFECTS OF THE MERGER.

            (a) At the Effective Date: (i) Merger Co. shall be merged with and into the Company, the separate existence of Merger Co. shall cease and the Company shall continue as the surviving corporation (Merger Co. and the Company are sometimes referred to herein as the "Constituent Corporations" and the Company is sometimes referred to herein as the "Surviving Corporation"); (ii) the Memorandum of Association of the Company as in effect immediately prior to the Effective Date shall be the Memorandum of Association of the Surviving Corporation; and (iii) the Bye-laws of the Company as in effect immediately prior to the Effective Date shall be the Bye-laws of the Surviving Corporation.

            (b) The individuals listed on Exhibit A hereto shall, from and after the Effective Date, be the initial directors and officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Memorandum of Association and Bye-laws.

            (c) The Merger shall have such other effects as specified in Section 109 of the Bermuda Act. On the Effective Date (i) the Merger shall become effective, (ii) the property of the Company and Merger
      Co. shall become the property of the Surviving Corporation, (iii) the Surviving Corporation shall become liable for the obligations of the Company and Merger Co., (iv) any existing cause of action or claim against, or liability or prosecution of, the Company and Merger Co. shall be unaffected and shall be assumed by the Surviving Corporation, (v) any civil, criminal or administrative action or proceeding pending by or against the Company or Merger Co. may be continued to be prosecuted by or against the Surviving Corporation, and (vi) a conviction against, or ruling, order or judgment in favor of or against, the Company or Merger Co. may be enforced by or against the Surviving Corporation.

                                  ARTICLE II
               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

      2.1 EFFECT ON CAPITAL STOCK. At the Effective Date, by virtue of the Merger and without any action on the part of Intelect (Delaware), the Constituent Corporations or their respective shareholders,

            (a) CAPITAL STOCK OF MERGER CO. Each issued and outstanding share of the capital stock of Merger Co. shall be converted into and become one fully paid and nonassessable ordinary share, par value $0.01 per share, of the Surviving Corporation.

            (b) EXCHANGE RATIO FOR COMPANY COMMON SHARES. Each share of Company Common Shares issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares (as hereinafter defined)) shall be converted into one (1) share of common stock, par value $0.01 per share, of Intelect (Delaware) ("Intelect (Delaware) Common Shares"). All such shares of Company Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Intelect (Delaware) Common Shares.

            (c) EXCHANGE RATIO FOR COMPANY PREFERRED SHARES. Each share of Company 10% Cumulative Convertible Preferred Stock, Series A, $.01 par value (the "Company Preferred Shares") issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares (as hereinafter defined)) shall be converted into one (1) share of 10% Cumulative Convertible Preferred Stock, Series A, par value $0.01 per share, of Intelect (Delaware) ("Intelect (Delaware) Preferred Shares"). All such shares of Company Preferred Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Intelect (Delaware) Preferred Shares.

            (d) INTELECT (DELAWARE) COMMON SHARES OUTSTANDING PRIOR TO THE EFFECTIVE DATE. Each share of Intelect (Delaware) Common Shares issued and outstanding immediately prior to the Effective Date shall remain outstanding, but no payment or distribution shall be made with respect thereto.

            (e) ASSUMPTION OF STOCK OPTIONS. Each outstanding Company Stock Option (as defined in Section 5.10) whether vested or unvested shall be assumed by Intelect (Delaware) as provided in Section 3.5.

            (f) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON SHARES. All Intelect (Delaware) Common Shares issued upon the surrender for exchange of Company Common Shares in accordance with the terms hereof, and all Intelect (Delaware) Preferred Shares issued upon the surrender for exchange of Company Preferred Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Shares and Company Preferred Shares,

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
      respectively, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Date that may have been declared or made by the Company on such shares in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Date, and after the Effective Date there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Common Shares or the Company Preferred Shares that were outstanding immediately prior to the Effective Date. From and after the Effective Date, the stock transfer books of the Company (but not of the Surviving Corporation) shall be closed and no transfer of Company Common Shares shall thereafter be made. If, after the Effective Date, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

            (g) NO LIABILITY. Neither Intelect (Delaware) nor the Company shall be liable to any holder of Company Common Shares, Company Preferred Shares, Intelect (Delaware) Common Shares, or Intelect (Delaware) Preferred Shares, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash in lieu of fractional Intelect (Delaware) Common Shares or Intelect (Delaware) Preferred Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares on the day immediately preceding the day on which such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of Intelect (Delaware) free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

      2.2 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Company Common Shares or Company Preferred Shares that are issued and outstanding immediately prior to the Effective Date and which are held by shareholders who have properly exercised appraisal rights with respect thereto under the Bermuda Act (the "Dissenting Shares") shall not be converted into or represent the right to receive Intelect (Delaware) Common Shares or Intelect (Delaware) Preferred Shares, respectively, as provided in Section 2.1, but the holders of Dissenting Shares shall be entitled to receive such payment of the appraised value of such shares held by them from the Surviving Corporation as shall be determined pursuant to the Bermuda Act; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose the right to appraisal and payment under the Bermuda Act, each such holder's shares shall thereupon be deemed to have been converted as of the Effective Date into the right to receive Intelect (Delaware) Common Shares or Intelect (Delaware) Preferred Shares, respectively, without any interest thereon, as provided in
Section 2.1, and such shares shall no longer be Dissenting Shares. Any payments relating to Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Intelect (Delaware) or any of its other direct or indirect subsidiaries for such payment.

      2.3 EXCHANGE OF COMPANY SHARES FOR INTELECT (DELAWARE) SHARES. On the Effective Date: (i) certificates which immediately prior to the Effective Date represented Company Common Shares will for all purposes be deemed to represent the same number of Intelect (Delaware) Common Shares; and (ii) certificates which immediately prior to the Effective Date represented Company Preferred Shares will for all purposes be deemed to represent the same number of Intelect (Delaware) Preferred Shares. The Nasdaq National Market will consider the delivery of existing stock certificates representing Common Shares of the Company as constituting "good delivery" of Intelect (Delaware) Common Shares in transactions subsequent to the Merger. It will not be necessary for holders of Company Common Shares to exchange their existing stock certificates for stock certificates of Intelect (Delaware) Common Shares.

                                   ARTICLE III
                              ADDITIONAL AGREEMENTS

      3.1 PREPARATION OF S-4 AND THE PROXY STATEMENT. Intelect (Delaware) has filed with the Securities and Exchange Commission (the "SEC") the Proxy Statement and the S-4, in which the Proxy Statement will be included

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
as a prospectus. Intelect (Delaware) shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act of 1933, as amended (the "Securities Act"), as promptly as practicable after such filing. Intelect (Delaware) shall use its reasonable best efforts to cause the Proxy Statement to be mailed to shareholders of the Company at the earliest practicable date. Intelect (Delaware) shall use its reasonable best efforts to obtain all necessary state securities laws or "blue sky" permits, approvals, and registrations in connection with the issuance of Intelect (Delaware) Common Shares in the Merger and upon the exercise of the Company Stock Options (as defined herein) and the Company shall furnish all information concerning the Company and the holders of the Company Common Shares, including financial statements required by Form S-4 and the proxy rules under the U.S. Securities Exchange Act of 1934 as may be reasonably requested in connection with obtaining such permits, approvals and registrations.

      3.2 SHAREHOLDERS MEETINGS. The Company shall call a meeting of its shareholders (respectively, the "Company Shareholder Meeting") to be held as promptly as practicable after the date hereof for the purpose of voting upon this Agreement and the Merger.

      3.3 LISTING. Intelect (Delaware) shall use its reasonable best efforts to cause the Intelect (Delaware) Common Shares to be issued in the Merger, the Intelect (Delaware) Common Shares issuable upon exercise of warrants (as described in Section 3.6) and the Intelect (Delaware) Common Shares issuable upon exercise of the Company Stock Options and issuable under the Company Stock Option Plan to be approved for trading on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

      3.4 BOARD OF DIRECTORS AND OFFICERS AT THE EFFECTIVE DATE. Intelect (Delaware) shall take all necessary action so that as of the Effective Date the directors of Intelect (Delaware) shall only be those individuals identified as directors on Exhibit A hereto and the officers of Intelect (Delaware) shall only be those individuals identified as officers on Exhibit A hereto, except to the extent any such individual is unwilling or unable to serve in such capacity.

      3.5   STOCK OPTIONS; RESERVATION AND REGISTRATION OF SHARES.

            (a) At the Effective Date, each outstanding option to purchase the Company Common Shares and any stock appreciation rights related thereto that have been granted pursuant to the Company's Stock Incentive Plan (a "Company Stock Option"), whether vested or unvested, shall be assumed by Intelect (Delaware). Each such option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of Intelect (Delaware) Common Shares equal to the number of Company Common Shares purchasable pursuant to such Company Stock Option at a price per share equal to the per-share exercise price for the Company Common Shares purchasable pursuant to such Company Stock Option; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with
      Section 424(a) of the Code; and provided further, that the number of Intelect (Delaware) Common Shares that may be purchased upon exercise of such Company Stock Option shall not include any fractional share and, upon exercise of such Company Stock Option, a cash payment shall be made for any fractional share based upon the closing price of Intelect (Delaware) Common Shares on the Nasdaq National Market or, if then traded on an exchange, such exchange, on the last trading day of the calendar month immediately preceding the date of exercise.

            (b) Intelect (Delaware) shall take all corporate action necessary to reserve for issuance a sufficient number of Intelect (Delaware) Common Shares for delivery upon exercise of the Company Stock Options. As soon as practicable after the Effective Date, Intelect (Delaware) shall file with the SEC a post-effective amendment to the existing Forms S-8 and S-3s pursuant to Rule 414 of the Securities Act, or a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the

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
      Intelect (Delaware) Common Shares subject to the Company Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Company Stock Options remain outstanding.

      3.6 TREATMENT OF WARRANTS. All warrants for Company Common Shares validly existing and outstanding on the Effective Date will become obligations of Intelect (Delaware). Each warrant assumed by Intelect (Delaware) will continue to have, and be subject to, the same terms and conditions set forth in such warrant in effect immediately prior to the Effective Date. Each such warrant will be exercisable for that number of Intelect (Delaware) Common Shares which the holder of such warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Date and elected to receive Intelect (Delaware) Common Shares in exchange for Company Common Shares in the Merger. Intelect (Delaware) will assume any registration obligation covering such warrants and underlying common shares until such warrants are exercised or expire.

      3.7 TREATMENT OF REGISTRATION RIGHTS. All contractual agreements of the Company outstanding on the Effective Date to register Company Common Shares will become obligations of Intelect (Delaware) to register Intelect (Delaware) Common Shares issuable pursuant to the Reorganization. The registration rights agreements assumed by Intelect (Delaware) will continue to have, and be subject to the same terms and conditions as are currently set forth in such agreements.

      3.8 OTHER EMPLOYEE BENEFIT PLANS. At the Effective Date, Intelect (Delaware) will assume all employee benefit plans sponsored by the Company (and all obligations of the Company thereunder) in effect as of the Effective Date or with respect to which employee rights or accrued benefits are outstanding as of the Effective Date.

      3.9 OTHER ACTIONS. Except as contemplated by this Agreement, neither Intelect (Delaware) nor the Company shall, and shall not permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article IV not being satisfied. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

      3.10 REORGANIZATION. It is the intention of Intelect (Delaware) and the Company that the Merger will qualify as a reorganization described in Section 368(a) of the Code (and any comparable provisions of applicable state or local law). Neither Intelect (Delaware) nor the Company (nor any of their respective Subsidiaries) will take or omit to take any action (whether before, on or after the Closing Date) that would cause the Merger not to be so treated. The parties will characterize the Merger as such a reorganization for purposes of all returns and other filings.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

      4.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

            (a) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of 75% of the Company Common Shares present or represented by proxy and voting at a special general meeting of Company shareholders at which a quorum is present in person or by proxy, and by the affirmative vote of 75% of the Company Preferred Shares present or represented

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
      by proxy and voting at a special general meeting at which a quorum is present in person or by proxy, with the Company Common Shares and the Company Preferred Shares voting separately as classes, and by the shareholders of Intelect (Delaware) and Merger Co. in accordance with the DGCL.


            (b) DISSENTERS' RIGHTS. Holders exercising their rights of dissent and appraisal under the Bermuda Act shall not, in the opinion of the Board of Directors, represent an unacceptable cash cost in light of the Company's current and anticipated cash requirements.

            (c) LISTING. The Intelect (Delaware) Common Shares issuable to the Company's shareholders pursuant to this Agreement and such other Intelect (Delaware) Common Shares required to be reserved for issuance in connection with the Merger shall have been authorized for trading on the Nasdaq National Market, upon official notice of issuance.

            (d) OTHER APPROVALS. All filings required to be made prior to the Effective Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Date from any governmental entity and from any necessary parties in connection with the execution and delivery of this Agreement.

            (e) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

            (f) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect nor shall any proceeding brought by a domestic administrative agency or commission seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger which makes the consummation illegal.

                                    ARTICLE V
                            ABANDONMENT AND AMENDMENT

      5.1 ABANDONMENT. At any time prior to the Effective Date, this Agreement and Plan of Merger may be terminated and the Merger may be abandoned by the Board of Directors of either the Company or Intelect (Delaware) or both, notwithstanding approval of this Agreement and Plan of Merger by the shareholders of the Company or Intelect (Delaware).

      5.2. AMENDMENT. This Agreement and Plan of Merger may be amended by the Boards of Directors of the Company and Intelect (Delaware) at any time prior to the Effective Date, provided that an amendment made subsequent to the approval to this Agreement and Plan of Merger by the shareholders of the Company shall not (i) alter or change the amount or kink of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such corporation, (ii) alter or change any term of the Certificate of Incorporation of Intelect (Delaware) to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement and Plan of merger if such alteration or change would adversely affect the holders of any class or series of the stock of such corporation.

      5.3 EFFECT OF ABANDONMENT. In the event of termination or abandonment of this Agreement by either the Company or Intelect (Delaware) as provided in
Section 5.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Intelect (Delaware), Merger Co. or the Company.

      5.4 EXTENSION; WAIVER. At any time prior to the Effective Date, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for

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
the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in any representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waivecompliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE VI
                              GENERAL PROVISIONS

      6.1 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular.

      6.2 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      6.3 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (together with any other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      6.4 GOVERNING LAW. Except to the extent that the laws of Bermuda or the State of Delaware are mandatorily applicable to the Merger or the internal affairs of any of the parties, this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

      6.5 SEVERABILITY. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate as if the parties mutually agreed under Section 5.1(a).

      6.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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
      IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.


INTELECT (DELAWARE):                      INTELECT COMMUNICATIONS, INC.
                                          (a Delaware corporation)

                                          By: /s/ HERMAN M. FRIETSCH

                                          Name:   Herman M. Frietsch

                                          Title:  Chairman of the Board


MERGER CO.:                               INTELECT MERGER CO.
                                          (a Delaware corporation)

                                          By: /s/ HERMAN M. FRIETSCH

                                          Name:   Herman M. Frietsch

                                          Title:  Chairman of the Board


THE COMPANY:                              INTELECT COMMUNICATIONS SYSTEMS
                                             LIMITED  (a Bermuda corporation)

                                          /s/ HERMAN M. FRIETSCH
                                          Herman M. Frietsch
                                          President and Chief Executive Officer

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